Exhibit 3.2

CERTIFICATE OF ELIMINATION

OF

SERIES B CONVERTIBLE PREFERRED STOCK

OF

YRC WORLDWIDE INC.

(Pursuant to Section 151(g) of the

Delaware General Corporation Law)

YRC Worldwide Inc., a corporation organized and existing under the Delaware General Corporation Law (the “Company”), does hereby certify that the following resolutions respecting the Series B Convertible Preferred Stock, par value $1.00 per share, were duly adopted by the Company’s Board of Directors:

RESOLVED, that no shares of the Company’s Series B Convertible Preferred Stock are outstanding and that no shares of the Series B Convertible Preferred Stock will be issued subject to the certificate of designations previously filed with respect to the Series B Convertible Preferred Stock;

RESOLVED, that the officers of the Company are directed to file with the Secretary of State of the State of Delaware a certificate pursuant to Section 151(g) of the Delaware General Corporation Law setting forth these resolutions in order to eliminate from the Company’s certificate of incorporation all matters set forth in the certificate of designations with respect to the Series B Convertible Preferred Stock;

RESOLVED, that upon the effective date of the Certificate of Elimination all references to the Series B Convertible Preferred Stock and the Eliminated Certificate of Designations in the Company’s certificate of incorporation shall be eliminated and the shares of the Series B Convertible Preferred Stock shall resume the status of authorized and unissued shares of preferred stock, par value $1.00 per share, of the Company, without designation as to series; and

RESOLVED, that, accordingly, all matters set forth in the certificate of designations with respect to the Series B Convertible Preferred Stock be, and hereby are, eliminated from the Company’s certificate of incorporation, and all shares of Series B Convertible Preferred Stock shall resume the status of authorized but unissued shares of preferred stock, $1.00 par value per share, of the Company.

IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination to be signed by its duly authorized officer this 1st day of December, 2011.

YRC WORLDWIDE INC.

By:   /s/ Jeff P. Bennett

        Name: Jeff P. Bennett

        Title: Vice President–Legal, Interim

                  General Counsel and Secretary